POOLING AGREEMENT

This Pooling Agreement (this "Agreement") is made and entered into as of _________, 2005,

BY AND BETWEEN:

THE UNDERSIGNED SHAREHOLDERS OF SE GLOBAL EQUITIES CORP. (to be renamed "Sun New Media Inc")

(collectively referred to as the "Shareholders" and individually as "Shareholder")

AND:

SE GLOBAL EQUITIES CORP. (to be renamed "Sun New Media Inc"), incorporated under the laws of Minnesota and having an address at PO Box 297, 1142 S. Diamond Bar Blvd., Diamond Bar, CA 91765

("SE Global")

AND:

FIDELITY TRANSFER COMPANY, 1800 South West Temple. Suite 301, Salt Lake City, UT, 84115

(hereinafter called the "Trustee")

WHEREAS:

A. SE Global, Sun Media Investment Holdings Ltd. ("Sun Media"), Sun New Media Group Limited and Capital Alliance Group Inc. have entered into an share purchase agreement, dated as of July 21, 2005 (the "Share Agreement"), whereby on closing of the Share Agreement Sun Media will own 78.23% of the issued and outstanding share capital of SE Global as consideration for the Shares acquired;

B. The Shareholders are desirous of placing in pool the shares owned by them in SE Global, being in respect of each of the Shareholders the number of shares set opposite its name in Schedule "A" to this Agreement, upon and subject to the terms and conditions hereinafter more particularly set out;

C. The Trustee is willing to act as Trustee, upon the express terms and subject to the express conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties hereby agree as follows:

1. DEFINED TERMS. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Share Agreement.

2. APPOINTMENT OF TRUSTEE. The Shareholders hereby appoint Fidelity Transfer Company the Trustee to act as agent on their behalf pursuant to this Agreement, and the Trustee hereby consents to its appointment in such capacity on the terms and conditions of this Agreement.

3. DEPOSIT OF SHARES. On the closing date of the Share Agreement (the "Closing Date"), the Shareholders will cause SE Global to deliver to the Trustee (i) a list (Appendix "A") containing the name, address and number of shares of common stock of SE Global held by each Shareholder (the "Pool Shareholder List") being placed in the pool (together the "Pooled Shares"), (ii) certificates representing the Pooled Shares ("Share Certificates"), and (iii) any and all other documents required from time to time by the Trustee to effect transfers of the Pooled Shares in accordance with the terms and conditions of this Agreement.

4. Release of THE POOLED Shares.

4.1 Authorized Disbursements. The Trustee is hereby authorized to disburse the Pooled Shares only as follows:

(a) to the Shareholders in accordance with Section 4.2 of this Agreement; or

(b) to the Shareholders upon receipt of a written instruction signed by all the Shareholders; or

(c) to the Shareholders in accordance with a final and binding judgment rendered by a court of competent jurisdiction and delivered to the Trustee together with a certificate signed by SE Global (upon which certificate the Trustee shall conclusively rely and act) certifying that said judgment represents a final adjudication by a court of competent jurisdiction.

4.2 Expiration of Pool; Release of Pooled Shares. Unless released earlier pursuant to Section 4.1, the Trustee shall release and deliver the Pooled Shares on a pro rata basis as set out in Appendix "B" to this Agreement.

5. Certain Rights of the Stockholders.

5.1 Rights attaching to Pooled Shares. The Shareholders are entitled to all rights attaching to the Pooled Shares while the Pooled Shares are subject to the Agreement, including without limitation, rights to receive all dividend payments and distributions of capital, if any, from the Pooled Shares, and to exercise all voting rights attached to the Pooled Shares.

5.2 Alteration of Capital. The parties hereto agree that the provisions of this Agreement relating to the Pooled Shares shall apply mutatis mutandis to any shares or securities into which the Pooled Shares may be converted, changed, reclassified, redivided, redesignated, subdivided or consolidated and to any shares or securities of SE Global or of any successor or continuing company or corporation of SE Global that may be received by the registered holder of the Pooled Shares on a reorganization, amalgamation, consolidation or merger, statutory or otherwise, including the release calculation which will be adjusted so that the proportion of the Pooled Shares to be released is unaffected by the alteration of the capital of SE Global.

5.3 Transfer within the Pool. No transfer of Pooled Shares by any Shareholder to a third party (not being a Shareholder) shall be effective and no application shall be made to SE Global to register any such transfer until the proposed transferee enters into an agreement with the other parties hereto to the same effect as this Agreement. The Trustee shall not effect a transfer of the Pooled Shares to a third party (not being a Shareholder) unless the Trustee has received a copy of an acknowledgment, attached as Appendix "C" to this Agreement, executed by the person to whom the Pooled Shares are to be transferred. Notwithstanding the execution of an acknowledgment by such a person, the transferor shall not be released from its obligations under this Agreement unless it has transferred all of its Pooled Shares. The Shareholders shall be entitled to transfer the Pooled Shares to other Shareholders without the aforesaid requirements. In such event, the number of Pooled Shares to be released to each Shareholder (as set out in "Appendix B" hereto) shall be amended accordingly to reflect the said transfer.

5.4 Amendment of This Agreement. This Agreement may be amended by the written consent of all the Shareholders with Pooled Shares.

6. Trustee.

6.1 Duties of Trustee. The Trustee shall treat the Pooled Shares with such degree of care as it treats its own similar property. It is agreed that the duties of the Trustee are only such as are herein specifically provided, and the Trustee shall have no other duties, implied or otherwise. The Trustee's duties are as a depository only, and the Trustee shall incur no responsibility or liability whatsoever, except for its wilful misconduct or gross negligence. Except where the terms of this Agreement expressly refer thereto, the Trustee shall not be bound in any way by any of the terms of the Share Agreement or any other agreement to which one or more of SE Global, Sun Media, Capital Alliance Group Inc., or the Shareholders are parties, whether or not the Trustee has knowledge thereof, and the Trustee shall not in any way be required to determine whether or not the Share Agreement or any other agreement has been complied with by SE Global, Sun Media, Capital Alliance Group Inc., the Shareholders or any other party thereto. In the event that the Trustee shall be uncertain as to any of its duties or rights hereunder or shall receive instructions, claims or demands which, in its sole judgment, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action other than to keep safely all Pooled Shares held in the Pool until it shall be directed otherwise pursuant to a written notice from and executed by SE Global, and the Trustee shall not be responsible or liable for any damages while waiting for such written notice. This Agreement shall not create any fiduciary duty of the Trustee to SE Global or any other person or entity whatsoever nor disqualify the Trustee from representing any of such parties as transfer agent and/or registrar.

6.2 Reliance by Trustee on Written Notices. The Trustee may conclusively rely and shall be fully authorized and protected in relying upon any written notice, direction, instruction, demand, certificate, advice, opinion or document which it, in good faith, believes to be genuine. Set forth in Schedule 6.2 hereto is a list of the names of the persons authorized to act for SE Global and the signatures of all Shareholders under this Agreement. The Trustee may conclusively rely on and shall be authorized and fully protected in acting upon the written, facsimile or electronically delivered instructions of SE Global and the Shareholders.

6.3 Risk to Trustee. In no event shall the Trustee be liable (i) for any consequential, punitive or special damages or (ii) for an amount in excess of the value of the Pooled Shares, valued as of the date of deposit. The Trustee shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustee (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

6.4 No Investigation by Trustee. The Trustee shall not be required or bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement, order, approval or other paper or document.

6.5 Trustee's Execution of Power. The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians, or nominees appointed with due care, and shall not be responsible or liable for the acts or omissions of any agent, attorney, custodian or nominee so appointed except for acts that constitute wilful misconduct or gross negligence.

6.6 Legal Proceedings.

(a) The Trustee shall not be required to institute legal proceedings of any kind.

(b) If at any time the Trustee is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects all or any portion of the Pooled Shares (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of all or any portion of the Pooled Shares), the Trustee is authorized to comply therewith in any manner as it or legal counsel of its own choosing deems appropriate; and if the Trustee complies in good faith with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Trustee shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect. The Trustee shall provide SE Global with notice, in accordance with Section 7.3, of any such orders, judgments, decrees or writs (along with copies of any related documentation), and the Trustee shall reasonably consult with SE Global and the Shareholders and its counsel with respect to such legal actions.

6.7 Trustee Reporting. Notwithstanding anything to the contrary herein, except as required by law, in no event shall the Trustee be under a duty to file any reports or withhold or deduct any amounts in respect of taxes due for payments made pursuant to this Agreement.

6.8 Fees of the Trustee. SE Global covenants and agrees to pay to the Trustee from time to time, and the Trustee shall be entitled to, the fees and expenses agreed to in writing between SE Global and the Trustee (which at the date hereof are set forth in Schedule 6.8 hereto) and will further pay or reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any of the provisions hereof or any other documents executed in connection herewith (including the reasonable compensation and the reasonable expenses and disbursements of its counsel and of all persons not regularly in its employ), which related expenses, disbursements and advances shall be paid by the requesting party, as set forth therein. The obligations of SE Global under this Section 6.8 to compensate the Trustee and to pay or reimburse the Trustee for reasonable expenses, disbursements and advances shall survive the satisfaction and discharge of this Agreement or the earlier resignation or removal of the Trustee.

6.9 Indemnification of the Trustee. SE Global and the Shareholders agree to indemnify and hold the Trustee and its directors, employees, officers, agents, successors and assigns harmless from and against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and reasonable counsel fees and expenses which may be imposed on the Trustee or incurred by it in connection with its acceptance of this appointment as the Trustee hereunder or the performance of its duties hereunder, except as a result of the Trustee's negligence or wilful misconduct. Such indemnity includes, without limitation, all losses, damages, liabilities and expenses (including reasonable counsel fees and expenses) incurred in connection with any litigation (whether at the trial or appellate levels) arising from this Agreement or involving the subject matter hereof. The indemnification provisions contained in this Section 6.9 are in addition to any other rights any of the indemnified parties may have by law or otherwise and shall survive the termination of this Agreement or the resignation or removal of the Trustee.

6.10 Successor to Trustee. Any corporation or other entity whatsoever into which the Trustee may be merged or converted or with which it may be consolidated, and any corporation or other entity whatsoever resulting from any merger, conversion or consolidation to which the Trustee shall be a party or any corporation or other entity whatsoever succeeding to the business of the Trustee shall be the successor of the Trustee hereunder without the execution or filing of any paper with any party hereto except where an instrument of transfer or assignment is required by law to effect such succession.

6.11 Resignation of Trustee. If the Trustee at any time, in its sole discretion, deems it necessary or advisable to resign as the Trustee hereunder, it may do so by giving prior written notice of such event to SE Global, and the Shareholders and thereafter delivering the Pooled Shares to any other agent designated by SE Global and the Shareholders as communicated to the Trustee in writing, and if no such agent shall be designated by SE Global and the Shareholders within 60 calendar days of such written notice, then the Trustee may do so by delivering the Pooled Shares either (a) to any bank or trust located in the State of Utah which is willing to act as Trustee hereunder in its place (provided that the fees charged by such bank or trust company are not in excess of the fees charged by the Trustee for its services hereunder) or (b) if no such bank or trust company can be retained within a reasonable period after such 60 calendar day period after the delivery by the Trustee of its written notice, then the Trustee shall seek the appointment of its successor as prescribed by the clerk or other proper officer of a court of competent jurisdiction located within the State of Utah to the extent permitted by law (any such successor to the Trustee, whether designated by SE Global and the Shareholders or pursuant to the clause above or otherwise, is hereinafter referred to as the "Successor Agent"). The costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Trustee in connection with such proceeding for the appointment of a Successor Agent shall be paid by SE Global. SE Global and the Shareholders may, at any time after the date hereof, upon 30 calendar day's prior written notice to the Trustee, appoint a Successor Agent for the resignation or removal of the Trustee, whereupon the Trustee shall deliver the Pooled Shares to such Successor Agent, as provided below. The reasonable fees of any Successor Agent shall be borne by SE Global. Upon receipt of the identity of the Successor Agent, the Trustee shall deliver the Pooled Shares then held hereunder to the Successor Agent. Upon delivery of the Pooled Shares to the Successor Agent, (i) the Trustee shall be discharged from any and all responsibility or liability with respect to the Pooled Shares (except as otherwise provided herein) and (ii) all references herein to the "Trustee" shall, where applicable, be deemed to include such Successor Agent and such Successor Agent shall thereafter become the Trustee for all purposes of this Agreement.

7. MISCELLANEOUS.

7.1 Construction; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, schedule, exhibit, recital and party references are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

7.2 Amendments and Modifications. No party hereto shall be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Agreement unless the same shall be in writing and signed by it.

7.3 Notices. All notices and other communications hereunder shall be in writing and shall be effective when actually received by the party to which notice is sent as follows:
(a) If to SE Global, to:	With copies to: (which shall not constitute notice)

Bruno Wu, Chairman and CEO Sun New Media Inc Holdings Limited (the post merger name of SE Global) PO Box 297, 1142 S. Diamond Bar Blvd., Diamond Bar, CA 91765

(b) If to the Trustee, to:

Fidelity Transfer Company 1800 South West Temple. Suite 301, Salt Lake City, UT, 84115

(c) If to the Shareholders, to:
The individual addresses beside each Shareholders name below.

or to such other address as the person to whom notice is being given may have previously furnished to the other parties in writing in the manner set forth above.

7.4 Assignment. Subject to Sections 5.3, 6.10 and 6.11, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise) without the prior written consent of SE Global, the Shareholders and the Trustee; provided that SE Global may assign its rights and obligations to any affiliate, but no such assignment shall relieve such SE Global of its obligations hereunder. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

7.5 Termination of Agreement. This Agreement shall terminate when all of the Pooled Shares have been disbursed according to the terms of this Agreement.

7.6 Representation. Each of the parties hereby represents and warrants that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation.

7.7 Other Miscellaneous Provisions.

(a) Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which Trustee is open for business.

(b) Each party agrees that any suit, action or proceeding with respect to this Agreement, and the performance of the parties hereunder shall only be brought in the courts of the State of Nevada, including any federal court located within the State of Nevada. Accordingly, each party submits irrevocably to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding and waives irrevocably any right which it may have to bring any such suit, action or proceeding in any forum other than a court of the State of Nevada, or in any federal court located within the State of Nevada, and any defence which it may have to the enforcement of this provision, whether based on the inconvenience of the forum or otherwise.

(c) The Trustee does not have any interest in the Pooled Shares deposited hereunder but is serving as escrow holder only. SE Global agrees to pay or reimburse the Trustee upon request for any transfer taxes or other taxes relating to the Pooled Shares incurred in connection herewith and shall indemnify and hold harmless the Trustee for any amounts that it is obligated to pay in the way of such taxes. Any payments of income in respect of the Pooled Shares shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Trustee with appropriate forms for tax I.D. number certifications.

(d) This Agreement shall be construed in accordance with and bound by the laws of the State of Utah and the laws of the United States of America applicable in the State of Minnesota.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK -
THE NEXT PAGE IS THE SIGNATURE PAGE]

(f) This Agreement may be executed in several parts in the same form and such part as so executed shall together constitute one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

FIDELITY TRANSFER COMPANY as Trustee By: _____________________________ Name: Title:	SE GLOBAL EQUITIES CORP. By: ____________________ Name: ____________ Title: Chairman and CEO

SHAREHOLDERS
By: _____________________________ Name: # of Shares Held:________	By: _____________________________ Name: # of Shares Held: ______
By: _____________________________ Name: # of Shares Held:________	By: _____________________________ Name: # of Shares Held: ______
By: _____________________________ Name: # of Shares Held:________	By: _____________________________ Name: # of Shares Held: ______

APPENDIX "C"

ACKNOWLEDGMENT AND AGREEMENT TO BE BOUND

To: FIDELITY TRANSFER COMPANY
1800 South West Temple. Suite 301
Salt Lake City, UT, 84115

    I, the undersigned, acknowledge that:

  I have entered into an agreement with ____________________under which _____________ shares of common stock of SE Global (the "Pooled Shares") will be transferred to me subject to receipt of all necessary approvals, if applicable, and the Shares are held in pool subject to a Voluntary Pooling Agreement dated for reference _________________ 2005 (the "Pooling Agreement"), a copy of which is attached as Schedule "A" to this acknowledgment.

    In consideration of $1.00 and other good and valuable consideration (the receipt and sufficiency of which is acknowledged) I agree, effective upon receipt of all necessary approval of the transfer to me of the Pooled Shares, if applicable, to be bound by the Pooling Agreement in respect of the Shares as if I were an original signatory to the Pooling Agreement.

Dated at _____________________, this _____ day of ___________, 200___.

Where the transferee is an individual:

SIGNED, SEALED & DELIVERED by	)
______________________ in the	)
presence of:	)
______________________________		______________________________
Signature of Witness		(signature of transferee)
__________________________
Print Witness Name
__________________________
Address

APPENDIX "A"

STOCKHOLDERS PARTY TO POOLING AGREEMENT
NAME OF SHAREHOLDER	NUMBER OF SHARES HELD IN ESCROW
Sun Media Investment Holdings Inc.(1)	50,000,000 Common Shares (post consolidation shares)
Capital Alliance Group Inc.	7,000,000 Common Shares (post consolidation shares)
{the names of the other shareholders to be inserted}(2)	{holdings of the other shareholders to be inserted}

  The shares of SE Global Equities Corp. (to be renamed "Sun New Media Inc") issued to Sun Media Investment Holdings Inc. and related parties on the Closing Date are considered "restricted securities" under applicable U.S. securities laws. Sun Media Investment Holdings Inc. and related parties receiving these securities may not sell these securities unless these securities are first registered under U.S. securities laws or on reliance of an available exemption from the U.S. registration requirements. After one year these securities may be sold pursuant Rule 144. Rule 144 allows holders to sell 1% of the issued and outstanding share capital of an issuer in any three month period subject to certain conditions. After two years, holders who are not officers, directors or affiliates may sell these securities without regard to volume or other conditions set out in Rule 144.
  The named shareholders are considered to be a "Related Party" to Sun Media Investment Holdings Inc. for the purpose of this Pooling Agreement.

APPENDIX "B"

TERMS OF RELEASE FROM POOLING AGREEMENT

The Pooled Shares shall be released in the following amounts and at the following times:

Sun Media Investment Holdings Inc. and Related Parties(1)(2):

Release Date	# of Shares to be Released
Twenty four (24) months from the Closing Date	1,000,000
Thirty (30) months from the Closing Date	1,000,000
Thirty six (36) months from the Closing Date	1,000,000
Forty two(42) months from the Closing Date	1,000,000
Forty eight (48) months from the Closing Date	46,000,000
TOTAL:	50,000,000
  The shares of SE Global Equities Corp. (to be renamed "Sun New Media Inc") issued to Sun Media Investment Holdings Inc. and related parties on the Closing Date are considered "restricted securities" under applicable U.S. securities laws. Sun Media Investment Holdings Inc. and related parties receiving these securities may not sell these securities unless these securities are first registered under U.S. securities laws or on reliance of an available exemption from the U.S. registration requirements. After one year these securities may be sold pursuant Rule 144. Rule 144 allows holders to sell 1% of the issued and outstanding share capital of an issuer in any three month period subject to certain conditions. After two years, holders who are not officers, directors or affiliates may sell these securities without regard to volume or other conditions set out in Rule 144.
  The shares are to be released on a pro rata basis to Sun Media Investment Holdings Inc. and Related Parties.